EXHIBIT B

IDENTIFICATION OF SUBSIDIARY(IES)

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company:

Firstar Investment Research & Management Co., LLC               IA

Firstar Bank, National Association                              BK